EXHIBIT 99.1

FOR IMMEDIATE RELEASE

AMERICAN TECHNOLOGY ANNOUNCES TERMINATION OF ACQUISITION DISCUSSIONS

(SAN DIEGO, California, June 24, 2002)—American Technology Corporation (Nasdaq: ATCO) announced today the termination by mutual agreement of acquisition discussions with HST, Inc. The parties had previously announced a non-binding Letter of Intent regarding a stock acquisition of all outstanding shares of HST, Inc.

Elwood Norris, Chairman and CEO of American Technology said, “We encountered certain tax barriers to the transaction making the deal unattractive to the management of HST at this time. We are working closely with HST management to preserve many of the strategic benefits of the proposed transaction with each party retaining its separate business. Since announcing the letter of intent, HST has commenced volume production of our revolutionary patented HyperSonic® sound systems under contract and is rapidly developing volume manufacturing for magnetic NeoPlanar components for military and OEM customers. We have also opened discussions with HST on other product and manufacturing developments and on certain joint marketing strategies. HST is an important strategic partner that is enabling our company to deliver high margin components to a growing list of customers.”

Randy Beck, CEO of HST, Inc. commented, “We are very pleased to continue working with American Technology on its exciting patented technologies. HST will continue to manufacture components under our agreements with ATC and we look forward to mutually expanding our business relationship.”

About American Technology Corporation: American Technology is Shaping the Future of Sound® by developing and licensing its technology and intellectual property portfolio which includes: the award-winning HSS® (HyperSonic® Sound Technology); Stratified Field® Technology; NeoPlanar®; PureBass® Sub-Woofer Technology; Non-lethal Weapon technology and FM SoundsTM consumer radio products. The company is establishing a strong portfolio of patents, trademarks, and know-how including over 124 U.S. and Foreign patents and patent filings to date. For more information on the company and its technologies and products please visit our Web site at www.atcsd.com.

Safe Harbor statement under the Private Securities Litigation Reform Act of 1995: This document contains forward-looking statements relating to future transactions, performance, technology and product development which may affect future results and the future viability of the company. Actual results could be affected or differ materially from those projected in the forward-looking statements as a result of risks and uncertainties, including development of future products, technological shifts, potential technical difficulties that could delay new products, competition, general economic factors, pricing pressures, the uncertainty of market acceptance of new products and services by OEMs and end-user customers, and other factors identified and discussed in the Company’s most recent filings with the Securities and Exchange Commission. These forward-looking statements are based on information and management’s expectations as of the date hereof. Future results may differ materially from the Company’s current expectations.

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